TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT ("Agreement") is made effective as of May 1, 2003, by and between UNIVERSAL GUARDIAN CORPORATION, a Nevada corporation ("Universal") and DYDX GROUP OF FUNDS LLC, a California limited liability company ("Dydx"). Universal and Dydx are referred to at times, collectively, as the "Parties" or individually as a "Party."

RECITALS

A. On August 15, 2002, Dydx and Universal entered into a letter-agreement ("Term Sheet") that contained the agreed terms by which Dydx was to source the infusion of debt and equity into Universal for working capital and general corporate needs.

B. On October 1, 2002, Dydx and Universal entered in a Consulting Agreement ("Consulting Agreement") whereby Dydx was to provide Universal and its affiliates certain consulting services as further described in the Consulting Agreement.

C. Pursuant to the terms of the Consulting Agreement, that agreement would have expired on 31 March 2003, but was extended upon mutual agreement between Universal and Dydx until 1 May 2003.

D. Dydx has performed certain services under both the Term Sheet and the Consulting Agreement.

E. Subject to the terms and provisions of this Agreement, the Parties desire to memorialize the terms and conditions by which they mutually agree to terminate both the Term Sheet and the Consulting Agreement as well as provide for a release as provided for herein of any outstanding rights and/or obligations which may arise or exist by reason of the Term Sheet and Consulting Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Terms

1.1 The Parties agree that effective 1 May 2003, Dydx has concluded its performance of the services contemplated and required under both the Consulting Agreement and the Term Sheet. Accordingly, effective 1 May 2003, the Parties hereby agree that the Term Sheet and the Consulting Agreement are both terminated and Dydx has no obligations to provided any further services under either agreement to Universal.

1.2 Dydx acknowledges and agrees that it has been fully compensated by Universal for all services performed, contemplated and required under both the Consulting Agreement and the Term Sheet. Dydx further acknowledges and agrees that it is in receipt of all compensation to which it is entitled from Universal for all services performed, contemplated and required under both the Consulting Agreement and the Term Sheet. Dydx hereby waives any and all rights to any further compensation in any form or manner whatsoever for any of the services performed, contemplated and required under both the Consulting Agreement and the Term Sheet, including but not limited to any monies as well as stock, options or warrants of any corporate entity including, specifically and without limitation, Universal Guardian Holdings, Inc., a Delaware corporation ("UGHO"), Universal Guardian Corporation, a Nevada corporation ("UGC") and/or The Harbour Group, Inc., a Virginia corporation ("THG").

2. **Release**

2.1 For the consideration set forth above, and the mutual promises herein contained, the Parties, on behalf of themselves and for all of their officers, directors, shareholders, administrators, attorneys, consultants, successors and assigns, principals, agents, servants, employees, representatives, and each of them, hereby forever release and discharge each other as well as the others' officers, directors, shareholders, administrators, attorneys, consultants, successors and assigns, partners, principals, agents, servants, employees, representatives, and each of them, from any and all actions, causes of action, judgments, liens, promises, agreements, contracts, obligations, transactions, indebtedness, costs, damages, losses, lawsuits, arbitrations, appeals, claims, liabilities, indemnifications, debts, restrictive covenants, demands, attorney's fees or expenses of any nature whatsoever, and rights of any kind or character, whether known or unknown or speculative, arising out of, based upon, or relating to the Term Sheet, the Consulting Agreement, and any services or acts provided or occurring pursuant to or in connection with the Term Sheet and/or the Consulting Agreement.

2.2 Without limiting the general releases contained in paragraph 2.1 in any manner, it is expressly understood and agreed by the Parties that the releases contained in this Agreement shall apply to and include Nikolas Konstant, Mark Deychek, Frederick Helmfeldt, and Neil White in their capacities as principals or consultants of Dydx.

2.3 By releasing and forever discharging claims, both known and unknown, as provided for herein, the Parties expressly waive any rights under California Civil Code §1542, which provides:

> "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

The Parties acknowledge that the effect and import of the provisions of §1542 and waiver of the provisions of §1542 has been explained to them by legal counsel, particularly in view of the facts set forth in the above recitals and in regard to the above releases. With this knowledge and understanding, each waives and relinquishes any rights and benefits which it has or may have under §1542 of the Civil Code of the State of California, to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter of this agreement. The Parties acknowledge that they are aware that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Agreement, but it is their intention hereby to fully and finally forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, arising out of, based upon, or relating to the Action, and that in furtherance of this intention, the releases herein given shall be and remain in effect as full and complete general releases of the Action, notwithstanding discovery or the existence of any such additional or different fact.

2.4 Notwithstanding any provision herein to the contrary, the general release provided in paragraphs 2.1, 2.2 and 2.3 shall not apply to any rights Universal or Dydx may have or assert against each other (including, without limitation, claims for breach of contract, breach of fiduciary duty, negligence, indemnity and/or contribution) which may arise or exist by reason of any causes of action or enforcement proceedings filed or commenced by any persons or entities, other than Universal and/or Dydx, against Universal and/or Dydx in connection with either of the following: (i) any vendor or creditor claims against UGHO (including, without limitation, claims by judgment creditors, but excluding any claims or actions brought by Duesenberg Investment Company, Giants Entertainment, Inc., a Delaware or a Nevada corporation, David Dadon, or any of their respective assigns or successors-in-interest) which arose, vested or were incurred prior to 4 December 2002 ("Creditor Claims"), provided however, that this paragraph 2.4 shall apply only to the amount of such Creditor Claims which exceed an aggregate of US$30,000 in total Creditor Claims; and (ii) any shareholder claims brought by shareholders of UGHO alleging actionable conduct on the part of Dydx in connection with such shareholder's pre-April 30, 2003 investment in UGHO, provided however, that such shareholder claims do not include claims brought by any present, past or future board members, officers, principals or employees of UGHO.

3. **Representations and Warranties.**

3.1 Dydx's Representations and Warranties. Dydx represents and warrants to Universal as follows:

3.1.1 Dydx has the full right and authority to enter into and consummate this Agreement; each of the persons signing this Agreement on behalf of Dydx is authorized to sign and the execution, consent or acknowledgment of no other person or entity is necessary in order to validate the execution of this Agreement.

3.1.2 Entry into this Agreement, the release granted herein by Dydx and Dydx's performance of its obligations under this Agreement, do not contravene or

constitute a breach of any agreement, contract or indentures to which Dydx is a party.

3.1.3 Dydx has not assigned, transferred, pledged or encumbered any of its interests in the matters released in paragraphs 2.1, 2.2 and 2.3 above.

3.1.4 Dydx has not directly or indirectly, encouraged the filing of or filed any criminal charges, administrative proceedings or complaints against Universal or its officers, directors, shareholders, administrators, attorneys, consultants, successors and assigns, principals, agents, servants, employees, and representatives.

3.2 Universal's Representations and Warranties. Universal represents and warrants to Dydx as follows:

3.2.1 Universal has the full right and authority to enter into and consummate this Agreement; each of the persons signing this Agreement on behalf of Universal is authorized to sign and the execution, consent or acknowledgment of no other person or entity is necessary in order to validate the execution of this Agreement.

3.2.2 Entry into this Agreement, the release granted herein by Universal and Universal's performance of its obligations under this Agreement, do not contravene or constitute a breach of any agreement, contract or indentures to which Universal is a party.

3.2.3 Universal has not assigned, transferred, pledged or encumbered any of its interests in the matters released in paragraphs 2.1, 2.2 and 2.3 above.

3.2.4 Universal has not directly or indirectly, encouraged the filing of or filed any criminal charges, administrative proceedings or complaints against Dydx or its officers, directors, shareholders, administrators, attorneys, consultants, successors and assigns, principals, agents, servants, employees, and representatives.

4. **GENERAL PROVISIONS.**

4.1 Attorneys' Fees.

4.1.1 Each Party shall bear its own attorney's fees and costs incurred in connection with the preparation and consummation of this Agreement.

4.1.2 However, in any claim or action between the Parties involving this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to damages, injunctive or other relief, if any, all costs and expenses (whether or not allowable as "cost" items by law) reasonably incurred at, before and after trial or on appeal, or in any bankruptcy proceeding, including without

limitation, attorneys' fees, witness fees (expert or otherwise), deposition costs, copying charges and other expenses.

4.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, administrators, executors, successors and assigns.

4.3 Entire Agreement, Amendments. This Agreement between the Parties with respect to the matters contained herein and all prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters are merged herein and shall not be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing which is signed by the Parties or their respective successors in interest and indicated that it is an amendment of this Agreement.

4.4 Headings. The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

4.5 Interpretation. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of the State of California. The language in all parts of this Agreement shall be in all cases construed as a whole according to their fair meaning and not strictly for or against either Party. Any rule of contract interpretation to the effect that ambiguities or uncertainties are to be interpreted against the drafting party, or the party that caused it to exist, shall not be employed in the interpretation of this Agreement or any document executed in connection with the Agreement.

4.6 Severability. If any term, provision, condition or covenant to this Agreement or its application to any party or circumstance shall not be deemed enforceable for failure of a condition or otherwise or be held, to any extent, invalid or unenforceable, then the remainder of this Agreement, or the application of such term, provision, condition or covenant to any party or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be effected and shall be valid and enforceable to the fullest extent permitted by law.

4.7 Survival. Each of the covenants, agreement, representations and warranties contained in this Agreement shall survive the execution of this Agreement.

4.8 Further Assurances. Each of the Parties to this Agreement shall execute and deliver any and all additional papers, documents or other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations under this Agreement and to carry out the intent and agreements of the parties to this Agreement.

4.9 Notices. All notices, requests, demands and other communications given or required to be given hereunder shall be in writing and personally delivered or sent by

United States registered or certified mail, return receipt requested, or sent by a nationally recognized courier service such as Federal Express, duly addressed to the Parties as follows:

If to Universal:	Mr. Michael Skellern Universal Guardian Corporation 5759 Fleet Street, Suite 110 Carlsbad, California 92008-4701 Fax: 760.579.0818
With copy to:	Mark V. Asdourian, Esq. Attorney & Counsellor At Law A Professional Corporation 19800 MacArthur Blvd., Ste. 1425 Irvine, California 92612 Fax: 949.221.0019
If to Dydx:	Mr. Mark Boyduk DyDx Group of Funds, LLC 2121 Avenue of the Stars, Suite 1650 Los Angeles, California 90067 Fax: 310.712.1780

Delivery of any notice or other communication hereunder shall be deemed made on the date of actual delivery thereof to the address of the addressee, if personally delivered, and on the date indicated in the return receipt or courier's records as the date of delivery or as the date of first attempted delivery to the address of the addressee, if sent by mail or courier service (such as Federal Express). Notice may also be given by telecopier to any party having a telecopier machine compatible with the telecopier machine of the party sending the notice. The transmittal confirmation receipt produced by the telecopier machine of the sending party shall be prima facie evidence of such receipt. Any party may change its address or telecopier number for purposes of this paragraph by giving notice to the other party. After transmittal of any notice via telecopier, a hard copy of the notice will also be sent via first class mail to the recipient.

4.10 **Counsel**. In executing this Agreement each of the Parties hereby specifically acknowledge that they have consulted with and have had the advice and counsel of attorneys of their own choice who is/are duly licensed to practice law in all the courts of the State of California and that they have voluntarily executed this Agreement after independent investigation and without fraud, duress, coercion or undue influence. All Parties acknowledge and understand that Neil White assisted the Parties in the preparation of this Agreement as an accommodation and convenience only. Neil White does not represent the legal interests of any Party to this Agreement, and he has not advised any Party regarding their legal rights or interests in connection with this Agreement.

4.11 **Execution and Counterparts.** This Agreement may be executed via facsimile in any number of counterparts, each of which shall be an original, but all of which shall, together, constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first written above.

UNIVERSAL GUARDIAN CORPORATION,
A Nevada corporation

By: ______________________
Michael J. Skellern, CEO

DYDX GROUP OF FUNDS, LLC
A California limited liability company

By: ______________________
Mark Beychok, Co-Managing Member